September 5, 2017

Merrill Lynch, Pierce, Fenner & Smith
                Incorporated
Wells Fargo Securities, LLC
RBC Capital Markets, LLC

as Representatives of the several
Underwriters to be named in the
within-mentioned Underwriting Agreement

c/o Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated
One Bryant Park
New York, New York 10036

c/o Wells Fargo Securities, LLC

375 Park Avenue

4th Floor

New York, New York 10152

c/o RBC Capital Markets, LLC

200 Vesey Street

10th Floor

New York, New York 10281

Re: Proposed Public Offering by Triton International Limited

Dear Sirs:

The undersigned, a stockholder of Triton International Limited, a Bermuda company (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Wells Fargo Securities, LLC (“Wells Fargo”) and RBC Capital Markets, LLC (“RBC”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and the Selling Shareholders providing for the public offering of shares of the Company’s common shares, par value $0.01 per share (the “Common Shares”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder [and an officer and/or director] of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 60 days from the date of the Underwriting Agreement (subject to extensions as discussed below) (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Shares or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) except in the case of clauses (viii) through (x) below, Merrill Lynch receives a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) except in the case of clauses (viii) through (x) below, any such transfer shall not involve a disposition for value, (3) except in the case of clauses (viii) through (x) below, such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers and (5) in the case of clauses (viii) through (x) below, any Form 4 filed in connection therewith contain a footnote indicating that such filing relates to the circumstances described therein:

(i)                 to the Underwriters pursuant to the Underwriting Agreement;

(ii)	as a bona fide gift or gifts;
(iii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);
(iv)	to limited or general partners, members or stockholders of the undersigned;
(v)	transfers by will or intestacy;
(vi)	to the undersigned’s affiliates (as defined under Rule 12b-2 of the Exchange Act) or to any investment fund or other entity controlled or managed by the undersigned or to any corporation, partnership or other entity with whom the undersigned shares in common an investment manager or advisor, in each case who has discretionary investment authority with respect to the undersigned’s and such other entity’s investments pursuant to an investment management, investment advisory or similar agreement;
(vii)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (ii) through (vi);
(viii)	in the case of dispositions of shares of Common Shares, solely in an amount necessary to satisfy tax obligations (withholding or otherwise) in connection with the exercise of options to purchase Common Shares, the vesting of restricted shares of Common Shares awards, or the settling of restricted shares of Common Shares under employee benefits plans described in the Registration Statement, the General Disclosure Package and the Prospectus;
(ix)	pursuant to any contractual arrangement that provides for the repurchase of the undersigned’s securities by the Company in connection with the termination of the undersigned’s employment or other service relationship with the Company or the undersigned’s failure to meet certain conditions set out upon receipt of such securities;
(x)	pursuant to an order of a court or regulatory agency; or
(xi)	the establishment of any written contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided that no sales of Lock-Up Securities shall be made pursuant to such Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period.

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Furthermore, the undersigned may sell Common Shares of the Company purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Notwithstanding anything to the contrary contained herein, this lock-up agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of the following: (i) prior to the execution of the Underwriting Agreement, the Company advises Merrill Lynch in writing, that it has determined not to proceed with the Public Offering, (ii) the Underwriting Agreement is executed but is terminated (other than with respect to the provisions thereof which survive termination) prior to payment for and delivery of the Lock-Up Securities to be sold thereunder or (iii) September 30, 2017, in the event that the Underwriting Agreement has not been executed by such date.

This lock-up agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

[Signature Page Follows]

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Very truly yours,

Signature:

Print Name: